Exhibit 16

                         [Jones Simkins LLP Letterhead]





                                            November 6, 2003




Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

RE: Dwango North America Corp. (formerly Woodland Hatchery, Inc.)

We have read the statements that we understand Dwango North America Corp. (formerly Woodland Hatchery, Inc.) will include under Item 4 of the form 8-K report it will file regarding the recent change of auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made under Item 4.

                                            Yours truly,

                                            /s/ Jones Simkins LLP

                                            JONES SIMKINS LLP